COMPANY NOTICE	Exhibit (a)(1)(A)

COMPANY NOTICE
TO HOLDERS OF
VISHAY INTERTECHNOLOGY, INC.
3-5/8% CONVERTIBLE SUBORDINATED NOTES DUE 2023
CUSIP NUMBERS: 928298AF5 and 928298AE8

NOTICE IS HEREBY GIVEN to the holders of 3-5/8% Convertible Subordinated Notes Due 2023 (the “Notes”) of VISHAY INTERTECHNOLOGY, INC. that on the purchase date of August 1, 2008, Vishay will purchase the Notes at the option of the holders at a purchase price equal to the $1,000 principal amount of each Note plus any accrued and unpaid interest to, but excluding, the purchase date. The purchase price will be paid in cash.

In order to exercise the option and receive the purchase price for their Notes, holders must:

  deliver a purchase notice (or an agent’s message according to the procedures of The Depository Trust Company (DTC) for book-entry transfer) prior to 5:00 p.m. New York City time on July 29, 2008, the third business day prior to the purchase date, and not withdraw such notice prior to such time; and
  surrender the Notes through the transmittal procedures of DTC prior to, on or following the purchase date, in conformity in all respects to the description of the Notes in the purchase notice, as determined by Vishay.

The purchase notice and any required documentation must be delivered to the office of the paying agent. The trustee has informed us that, as of the date of this purchase notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, the Notes must be surrendered in compliance with the book-entry transfer procedures of DTC. The purchase of the Notes of a holder that has validly exercised the option will be consummated by the delivery of the purchase price to be received by the holder promptly following the later of the purchase date and the time of delivery of the Notes to which the exercise relates. You may withdraw your exercise of the option at any time prior to 5:00 p.m. New York City time on July 29, 2008.

The paying agent for the exercise of the option is U.S. Bank, N.A., as successor trustee to Wachovia Bank, N.A. The address for the paying agent is as follows:

BY MAIL	BY FACSIMILE	BY HAND OR OVERNIGHT
Corporate Trust Services Two Liberty Place 50 South 16th Street, Suite 2000 Philadelphia, PA 19102 Attn: Anna Rossi	(for eligible institutions only) (215) 523-6123 Confirmation: (215) 761-9395	Corporate Trust Services Two Liberty Place 50 South 16th Street, Suite 2000 Philadelphia, PA 19102 Attn: Anna Rossi

The date of this Company Notice is June 25, 2008.

Additional copies of this Company Notice may be obtained from the Paying Agent at its addresses set forth above.

TABLE OF CONTENTS

Summary Term Sheet	3
Information about Vishay and Other Background	6
Market for the Notes	7
Description of the Option	7
Description of the Notes	13
Interests of Certain Executive Officers and Directors	34
Certain United States Federal Income Tax Consequences	34
Additional Information	36

This company notice incorporates important business and financial information about Vishay that is not included in or delivered with the company notice. Such information is available without charge to holders of the Notes upon written or oral request made to Investor Relations, Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, Pennsylvania 19355. Telephone: 610-644-1300. To obtain timely delivery of any requested information, holders of the Notes must make any request no later than July 22, 2008, the date that is five business days prior to the third business day preceding the purchase date.

You should rely only on the information contained or incorporated by reference in this company notice. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this company notice is accurate as of the date on the front cover of this company notice only. The business, financial condition, results of operations and prospects of Vishay may have changed since that date.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the option. To understand the option fully and for a more complete description of the terms of the option, we recommend that you read carefully the remainder of this company notice and the accompanying purchase notice because the information in this summary is not complete and those documents contain additional important information. As used in this company notice, “Vishay,” “company,” “we,” “us” and “our” refer to Vishay Intertechnology, Inc. and its consolidated subsidiaries, unless otherwise specified.

In the event of any conflict between this company notice on the one hand and the terms of the 3-5/8% Convertible Subordinated Notes Due 2023 (the “Notes”), the indenture governing the Notes, or any applicable laws on the other hand, the terms of the Notes, the indenture governing the Notes, or applicable laws, as the case may be, will control.

Q. To what securities does this notice relate?

A. This notice relates to the 3-5/8% Convertible Subordinated Notes Due 2023 (the “Notes”) of Vishay Intertechnology, Inc. The Notes were issued under an indenture, dated as of August 6, 2003, between Vishay and the trustee, formerly Wachovia Bank, N.A. (and now U.S. Bank, N.A.). (Page 13)

Q. Who is offering to purchase my securities?

A. Vishay Intertechnology, Inc., a Delaware corporation, is obligated, at your option, to purchase your validly surrendered Notes. (Page 7)

Q. Why are you delivering this notice?

A. We are required to deliver this notice under the terms of the indenture to notify you of your right to exercise the option. (Page 20)

Q. What is the option referred to in this notice?

A. Under the indenture, on the purchase date of August 1, 2008, the holders of Notes have the option to require us to purchase the Notes at a purchase price equal to the $1,000 principal amount of each Note, plus any accrued and unpaid interest to, but excluding, the purchase date. (Page 7)

Q. What is the form in which payment for the Notes will be made?

A. Vishay has elected to pay the purchase price in cash. (Page 7)

Q. Are there any conditions to the obligation of Vishay to purchase on the purchase date the Notes for which the option has been exercised?

A. No. There are no conditions to the obligation of Vishay to purchase the Notes of holders that have properly exercised the option. (Page 7)

Q. How do I exercise the option?

A. To exercise the option and receive the purchase price for your Notes, you must: deliver and not withdraw a purchase notice in the form provided with this document (or an agent’s message according to the procedures of The Depository Trust Company (DTC) for book-entry transfer) prior to 5:00 p.m. New York City time on July 29, 2008, the third business day prior to the purchase date; and surrender the Notes through the transmittal procedures of DTC prior to, on or after the purchase date, in compliance with the book-entry transfer procedures of DTC.

If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee if you decide to surrender your Notes and instruct that nominee to surrender the Notes on your behalf through the transmittal procedures of DTC’s Automated Tenders over the Participant Terminal System, subject to the terms and procedures of that system.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m. New York City time on July 29, 2008. (Pages 9-10)

Q. When does the option expire?

A. The option expires at 5:00 p.m., New York City time, on July 29, 2008. Vishay will not extend the period that you have to exercise the option. (Pages 9-10)

Q. Must I surrender my Notes to the paying agent prior to the purchase date?

A. No. It is sufficient to deliver the purchase notice (or an agent’s message in lieu of a purchase notice) prior to the purchase date provided that you deliver the Notes on or after the purchase date. However, you will not receive the purchase price unless and until you surrender your Notes. Also, any Notes as to which you have delivered and not withdrawn a purchase notice (or agent’s message in lieu of a purchase notice) will cease to accrue interest on and after the purchase date regardless of when you actually surrender the Notes. (Pages 10 and 12)

Q. If I exercise the option, when will I receive payment for my Notes?

A. We will pay the purchase price of the Notes promptly following the later of the purchase date and the time of delivery of the Notes to which the exercise relates. (Page 7)

Q. Until what time can I withdraw previously surrendered Notes?

A. You can withdraw Notes previously surrendered for purchase at any time until 5:00 p.m., New York City time, on July 29, 2008. (Page 11)

Q. How do I withdraw previously surrendered Notes?

A. To withdraw previously surrendered Notes, you must deliver an executed written notice of withdrawal, a form of which has been provided with this document, to the paying agent prior to 5:00 p.m., New York City time, on July 29, 2008. Holders that withdraw through DTC need not submit a physical notice of withdrawal to the paying agent if they comply with the withdrawal procedures of DTC. (Page 11)

Q. Do I need to do anything if I do not wish to exercise the option and surrender my Notes for purchase?

A. No. If you do not deliver a properly completed and duly executed purchase notice before time at which the option expires, we will not purchase your Notes, and the Notes will remain outstanding subject to their existing terms. (Page 9)

Q. If I choose to exercise the option, must I do so for all of my Notes?

A. No. You may exercise the option with respect to all of your Notes, a portion of your Notes or none of your Notes. If you wish to surrender a portion of your Notes for purchase, however, you must surrender your Notes in a principal amount of $1,000 or an integral multiple thereof. (Page 9)

Q. If I do not exercise the option and surrender my Notes for purchase, will I continue to be able to exercise my conversion rights?

A. Yes. If you do not surrender your Notes for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount of the Notes into 46.9925 shares of common stock of Vishay, subject to the terms, conditions and adjustments specified in the indenture. (Pages 11-12)

Q. How can I determine the market value of the Notes?

A. There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results and the market for similar securities. To the extent available, we recommend that holders obtain current market quotations for the Notes prior to making any decision with respect to the option. (Page 7)

Q. What does the board of directors for Vishay think of the option?

A. Although the board of directors of Vishay has approved the terms of the option included in the indenture, the board of directors has not made any recommendation as to whether you should exercise the option and surrender your Notes for purchase. (Page 34)

Q. If I am a U.S. person for U.S. federal income tax purposes, will I recognize gain or loss if my Notes are purchased pursuant to the option?

A. In general, a U.S. person that sells Notes to us pursuant to the exercise of the option will be required to recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the cash received in exchange for the Notes surrendered and the holder’s adjusted tax basis in the Notes surrendered. Any such gain or loss will be capital gain or loss. For more information, please refer to the section titled “Certain United States Federal Income Tax Consequences.” (Pages 34-35)

Q. Who is the paying agent?

A. U.S. Bank, N.A., as successor trustee to Wachovia Bank, N.A., the trustee under the indenture, is serving as paying agent in connection with the option. Its address and telephone number are set forth on the front cover page of this company notice. (Page 12)

Q. Who can I talk to if I have questions about the option?

A. Questions and requests for assistance in connection with the exercise of the option and surrender of Notes for purchase may be directed to Anna Rossi at U.S. Bank, N.A. at (215) 761-9395. (Page 12)

INFORMATION ABOUT VISHAY AND OTHER BACKGROUND

Vishay Intertechnology, Inc.

Vishay Intertechnology, Inc. is a leading international manufacturer and supplier of semiconductors and passive electronic components. Semiconductors include rectifiers; diodes; transistors; integrated circuits (“ICs”) such as power ICs and analog switches; modules that contain several different types of semiconductors in a single package; and optoelectronic products such as infrared (“IR”) emitters and detectors, IR receiver modules, optocouplers, optical sensors, light-emitting diodes (“LEDs”), and IR data transceiver modules. Passive Components include resistors, capacitors, inductors, strain gage transducers, and stress analysis systems. Discrete semiconductors and passive electronic components are essential elements of almost every type of electronic circuit. They support the microprocessor chips and other ICs that coordinate and control the functions of electronic devices and equipment. We offer our customers “one-stop” access to one of the most comprehensive electronic component product lines of any manufacturer in the United States, Europe, and Asia.

Our semiconductor components are used for a wide variety of functions, including power control, power conversion, power management, signal switching, signal routing, signal blocking, signal amplification, two-way data transfer, one-way remote control, and circuit isolation. Our passive components are used to restrict current flow, suppress voltage increases, store and discharge energy, control alternating current (“AC”) and voltage, filter out unwanted electrical signals, detect stress and other physical forces, measure weight, and perform other functions. Our components are used in virtually every type of product that contains electronic circuitry, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets.

Since 1985, we have pursued a business strategy that principally consists of the following elements:

  expanding within the electronic components industry, primarily through the acquisition of other manufacturers of electronic components that have established positions in major markets, reputations for product quality and reliability, and product lines with which we have substantial marketing and technical expertise;
  reducing selling, general and administrative expenses through the integration or elimination of redundant sales offices and administrative functions at acquired companies;
  achieving significant production cost savings through the transfer and expansion of manufacturing operations to countries such as the Czech Republic, India, Israel, Malaysia, Mexico, the People’s Republic of China, and the Philippines, where we can take advantage of lower labor costs and available tax and other government-sponsored incentives;
  maintaining significant production facilities in those regions where we market the bulk of our products in order to enhance the service and responsiveness that we provide to our customers;
  using our research and development (“R&D”), engineering, and product marketing resources to continually roll out new and innovative products; and
  strengthening our relationships with customers and strategic partners.

As a result of this strategy, we have grown from a small manufacturer of precision resistors and resistance strain gages to one of the world’s largest manufacturers and suppliers of a broad line of electronic components.

We were incorporated in Delaware in 1962 and maintain our principal executive offices at 63 Lancaster Avenue, Malvern, Pennsylvania 19355-2143. Our telephone number is (610) 644-1300.

We have two classes of common stock: common stock that has one vote per share and Class B common stock that has 10 votes per share. Only the common stock is publicly traded. The Class B common stock is privately held. All references in this company notice to common stock are to our publicly traded common stock and not to our Class B common stock.

MARKET FOR THE NOTES

There is no established reporting system or trading market for the Notes. To the extent the Notes are traded over-the-counter, prices of the Notes may fluctuate widely depending on trading volume. To the extent that Notes are surrendered for purchase on exercise of the option, the trading market for the remaining Notes may be less liquid and more sporadic and prices may fluctuate significantly depending on the volume of trading in Notes. This decreased liquidity may also make it more difficult for holders of Notes that do not exercise the option to sell their Notes.

We recommend that holders obtain current market information about the Notes, to the extent available, before making any decision to surrender their Notes.

DESCRIPTION OF THE OPTION

Under the terms of the indenture each holder of Notes has the option to require Vishay to purchase the Notes on August 1, 2008 at a price equal to the $1,000 principal amount of each Note plus any accrued and unpaid interest to, but excluding, the purchase date. As of June 25, 2008, there are 500,000 Notes, totaling $500 million principal amount, outstanding. The date on which the Notes are required to be purchased is referred to as the purchase date, and the price that Vishay is required to pay for the $1,000 principal amount of each Note plus any accrued and unpaid interest to, but excluding, the purchase date is referred to as the purchase price. A holder may exercise its option with respect to all of the Notes that it holds, a portion of the Notes that it holds in integral multiples of $1,000 principal amount of the Notes, or none of the Notes that it holds.

Manner of Payment

The indenture provides that Vishay has the right to elect whether to pay the purchase price for the Notes in cash, our common stock or a combination of cash and our common stock. In June 2007, our board of directors adopted a resolution pursuant to which we intend to waive our right to settle the principal amount of the Notes in common stock. In accordance with the resolution of the board, if the Notes are tendered for repurchase, Vishay has elected to pay the purchase price in cash.

Conditions to the Option

There are no conditions to the obligation of Vishay to purchase, using cash, the Notes of holders that properly exercise the option.

Purchase of the Notes

Prior to 11:00 a.m. New York City time on the purchase date, Vishay will deposit with the paying agent the purchase price (in immediately available funds if deposited on such business day) sufficient to pay the aggregate purchase price for the Notes with respect to which the option has been properly exercised.

Vishay will make payment promptly following the expiration of the option to all holders who have exercised the option and delivered their securities prior to the purchase date. Payment of the purchase price for the Notes of a holder that has validly exercised the option but not surrendered their Notes prior to or on the purchase date will be made promptly following the delivery to the paying agent of the Notes to which the exercise relates.

Source of Funds

The aggregate purchase price for all outstanding Notes is $500 million.

We plan to fund the purchase price from three sources:

  cash on-hand, some of which is presently held by our foreign subsidiaries;
  borrowings under our revolving credit facility; and
  a $125 million term loan.

At March 29, 2008, the end of our most recently completed fiscal quarter, we had $572.6 million of cash on-hand, most of which was held by our foreign subsidiaries at that time. We have repatriated, or plan to repatriate prior to the purchase date, approximately $250 million for the purpose of funding a portion of the purchase price.

We maintain a revolving credit facility with a consortium of banks, with Comerica Bank serving as administrative agent. The revolving credit facility provides a commitment of up to $250 million through April 20, 2012. Approximately $125 million of the purchase price will be funded through borrowings under our revolving credit facility.

Borrowings under the revolving credit facility are secured by pledges of stock in certain significant subsidiaries and certain guarantees by significant subsidiaries. The subsidiaries would be required to perform under the guarantees in the event that Vishay Intertechnology, Inc. (parent company) failed to make principal or interest payments under the revolving credit facility. Certain of our subsidiaries are permitted to borrow under the revolving credit facility. Any borrowings by these subsidiaries under the revolving credit facility are guaranteed by the parent company.

The revolving credit facility restricts us from paying cash dividends and requires us to comply with other covenants, including the maintenance of specific financial ratios. We are in compliance with all such covenants.

On June 24, 2008, Vishay entered into an amendment to the revolving credit facility. The amendment amends certain terms of the revolving credit facility, including the interest rates applicable to borrowings under the revolving credit facility. Interest on the revolving credit facility is payable at prime or other variable interest rate options. The borrowings used to fund the purchase price for the Notes, based on current leverage ratios, will bear interest at LIBOR plus 1.00%.

The amendment to the revolving credit facility also provides a new three-year term loan commitment with selected banks. The $125 million principal amount of such loan is expected to be drawn in July 2008 for the purpose of repurchasing the Notes. The principal amount of such term loan will be due as follows, provided that Vishay draws the entire 125 million principal amount in July 2008:

January 1, 2009	$12.5 million
July 1, 2009	$12.5 million
January 1, 2010	$12.5 million
July 1, 2010	$12.5 million
January 1, 2011	$37.5 million
July 1, 2011	$37.5 million

Pursuant to the terms of the amended revolving credit facility, there are no penalties for early payments of the term loan. Prepayments of the term loan principal would reduce all future principal payments under the term loan. The borrowings under the new term loan commitment, based on current leverage ratios, will bear interest at LIBOR plus 2.50%.

Amounts borrowed under the revolving credit facility to fund the repurchase of the Notes will be repaid in the ordinary course of business as funds become available.

Procedures for Exercising the Option

In order to exercise the option and receive the purchase price for their Notes, holders must:

  deliver and not withdraw a purchase notice (or an agent’s message according to the procedures for book-entry transfer described below) prior to 5:00 p.m. New York City time on July 29, 2008, the third business day prior to the purchase date; and
  surrender the Notes through the transmittal procedures of DTC prior to, on or following the purchase date, in conformity in all respects to the description of the Notes in the purchase notice, as determined by Vishay.

To surrender the Notes, a holder must comply with the book-entry transfer procedures of The Depository Trust Company (DTC) described below. The purchase notice and any required documentation must be delivered to the office of the paying agent set forth below under the caption “Paying Agent.”

The method of delivery of the purchase notice and all other required documents to the paying agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery of the purchase notice to the paying agent prior to 5:00 p.m. New York City time on July 29, 2008, the third business day prior to the purchase date. You should not send the purchase notice to Vishay.

Holders may exercise the option with respect to some, all, or none of their Notes. However, if a holder exercises the option with respect to only a portion of its Notes, the Notes surrendered must be in integral multiples of $1,000 principal amount of the Notes. Any Notes as to which a purchase notice has not been delivered prior to 5:00 p.m., New York City time, on July 29, 2008, the third business day prior to the purchase date, will remain outstanding and subject to the terms of the indenture.

How to Exercise the Option if you are a Beneficial Owner

If you beneficially own Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to exercise the option with respect to those Notes, you should contact your nominee as soon as possible and instruct your nominee to exercise the option on your behalf.

Purchase Notice

Under the terms of the indenture, a purchase notice must state, insofar as relevant:

  the relevant purchase date;
  the CUSIP number of the Notes that the holder will deliver to be purchased;
  the portion of the principal amount of the Notes which the holder will deliver to be purchased, which portion must be a principal amount of $1,000 or an integral multiple thereof; and
  that such Notes shall be purchased as of the purchase date pursuant to the terms and conditions specified the Notes and the indenture.

A properly completed purchase notice in the form that accompanies this document will satisfy these requirements.

Signatures and Signature Guarantees

Signatures on a purchase notice or a notice of withdrawal, must be guaranteed, unless you are surrendering Notes for the account of an eligible guarantor institution, as defined in Rule 17Ad-15 of the Exchange Act and referred to here as an eligible institution. This definition includes any:

  bank, as defined in Section 3(a) of the Federal Deposit Insurance Act;
  broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker, as defined in the Exchange Act;
  credit union, as defined in Section 19B(1)(A) of the Federal Reserve Act;
  national securities exchange, registered securities association or clearing agency, as defined in the Exchange Act; or
  savings association, as defined in Section 3(b) of the Federal Deposit Insurance Act.

If signatures on a purchase notice or a notice of withdrawal are required to be guaranteed, the guarantor is required to be an eligible institution. If the purchase notice or any other document provided to Vishay or the paying agent is signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless Vishay waives this requirement, they also must submit evidence satisfactory to us of their authority to deliver the purchase notice. If a purchase notice is submitted other than for the account of an eligible institution and the Notes to which such purchase notice relates are not being surrendered to the paying agent at the time such purchase notice is delivered, an eligible institution must guarantee to Vishay delivery of confirmation of book-entry transfer of the Notes to the paying agent’s account at DTC.

Book-Entry Transfer

The paying agent will establish a new account or utilize an existing account with respect to the Notes at DTC. Any financial institution that is a participant in DTC and whose name appears on a securities position listing as the owner of Notes may make a book-entry surrender of Notes by causing DTC to transfer the Notes into the paying agent’s account in accordance with DTC’s procedures for such transfer. However, although the surrender of Notes may be effected through book-entry transfer into the paying agent’s account at DTC, before, on or after the purchase date, the purchase notice, or a manually signed facsimile properly completed and validly executed, with any required signature guarantees, or an agent’s message in lieu of the purchase notice, must be received by the paying agent at its address set forth below under the caption “paying agent” prior to 5:00 p.m. New York City time on July 29, 2008, the third business day prior to the purchase date. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the paying agent.

The term “agent’s message” means a message transmitted by DTC to, and received by, the paying agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC stating:

  the principal amount of Notes with respect to which the option is being exercised and which are being surrendered by the participant;
  that the participant has received and agrees to be bound by the term of the purchase notice; and
  that Vishay may enforce this agreement against the participant.

An agent’s message may be delivered to the paying agent by DTC in lieu of delivery of a purchase notice only if the Notes to which the agent’s message relates are at the time being surrendered by book-entry transfer to the account of the paying agent. If surrender of the Notes is being made at a different time, a purchase notice must be delivered.

Withdrawal

You may withdraw your exercise of the option with respect to any or all of your Notes at any time prior to 5:00 p.m. New York City time on July 29, 2008, the third business day prior to the purchase date.

For a withdrawal to be effective:

  the paying agent must receive a written notice of withdrawal at its address set forth below under the caption “Paying Agent”; or
  if the Notes to which the withdrawal relates were surrendered to the paying agent through the procedures of DTC, the holder may comply with the appropriate withdrawal procedures of DTC.

A notice of withdrawal must:

  specify the principal amount of the Notes with respect to which the notice of withdrawal is being submitted;
  state the CUSIP number of the Notes with respect to which the notice of withdrawal is being submitted; and
  specify the principal amount at maturity, if any, of Notes which remain subject to the original purchase notice and which has been or will be delivered for purchase by Vishay.

A form of withdrawal notice has been included with this document. Any validly withdrawn Notes previously surrendered to the paying agent will be credited to the account at DTC from which the Notes were previously delivered.

Withdrawals of Notes may not be rescinded, and the option will thereafter be deemed not to have been exercised with respect to those Notes. However, the option may be re-exercised with respect to validly withdrawn Notes by again following the procedures described above at any time prior to 5:00 p.m. New York City time on July 29, 2008.

Return of Improperly Surrendered Notes

If a holder does not deliver a purchase notice (or an agent’s message in lieu of a purchase notice) to the paying agent in a manner that complies with the requirements described in this document, the Notes to which the purchase notice relates will be returned to the account at DTC from which the Notes were previously delivered, unless the defects in the delivery of the notice are cured prior to 5:00 p.m. New York City time on July 29, 2008 or are waived by Vishay. We are under no obligation to inform any holder of defects in the purchase notice or to waive any defects.

Conversion

A holder may convert the Notes that it holds into common stock at any time until the close of business on the second business day immediately preceding the stated maturity date of the Notes. A Note in respect of which a holder has delivered a purchase notice may be converted only if the notice is withdrawn in accordance with the terms of the indenture, as described above.

The conversion rate is 46.9925 shares of common stock per $1,000 principal amount of the Notes, subject to adjustment for certain events described in the indenture. Vishay will deliver cash in lieu of issuing a fractional share of common stock.

To convert a Note, a holder must:

  complete and sign the conversion notice or a facsimile and deliver the notice to the conversion agent;
  surrender the Note to the conversion agent;
  furnish appropriate endorsements and transfer documents if required by the conversion agent, Vishay or the trustee; and
  pay any transfer or similar tax, if required.

The conversion agent is U.S. Bank, N.A., and its address is Two Liberty Place, 50 South 16th Street, Suite 2000; Philadelphia, PA 19102.

U.S. GAAP Accounting Consequences of the Repurchase

The purchase price for the Notes is equal to their principal amount, and accordingly, Vishay will not recognize any gain or loss on the repurchase of the Notes. However, as a consequence of the extinguishment of the Notes prior to its stated maturity date of 2023, Vishay will be required to write-off unamortized debt issuance costs associated with the 2003 issuance of the Notes. The unamortized debt issuance costs as of March 29, 2008, our most recent fiscal quarter-end, were approximately $14 million. The amount of the write-off will be proportional to the ratio of the number of Notes tendered for repurchase to the total Notes outstanding.

Other Information Pertaining to the Notes

If the paying agent holds cash sufficient to pay the purchase price of the Notes on the business day following the purchase date, then:

  the purchased Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the paying agent); and
  all other rights of the holders of the purchased Notes will terminate (other than the right to receive the purchase price upon delivery or transfer of the Notes).

The CUSIP numbers of the Notes are 928298AF5 and 928298AE8.

Paying Agent

We have appointed U.S. Bank, N.A. as the paying agent. All completed purchase notices and agent’s messages should be directed to the paying agent at the address set forth below. All questions regarding the procedures for exercising the option and surrendering your Notes and requests for assistance in surrendering the Notes should also be directed to the paying agent at (215) 761-9395 or the following address:

BY MAIL	BY FACSIMILE	BY HAND OR OVERNIGHT
Corporate Trust Services	(for eligible institutions only)	Corporate Trust Services
Two Liberty Place	(215) 523-6123	Two Liberty Place
50 South 16th Street, Suite 2000	Confirmation:	50 South 16th Street, Suite 2000
Philadelphia, PA 19102	(215) 761-9395	Philadelphia, PA 19102
Attn: Anna Rossi		Attn: Anna Rossi

Delivery of a purchase notice or agent’s message to an address other than the address listed above or transmission of instructions by facsimile other than as set forth above is not a valid delivery of the purchase notice or agent’s message.

DESCRIPTION OF THE NOTES

We issued the Notes under an indenture dated as of August 6, 2003, between us and the trustee, formerly Wachovia Bank, N.A. (and now U.S. Bank, N.A.). The following summarizes the material provisions of the Notes and the indenture. The following summary is not complete and is subject to, and qualified by reference to, all of the provisions of the Notes and the indenture. The indenture, which contains a form of the Notes, is incorporated by reference as an exhibit to the Schedule TO of which this company notice is a part.

As used in this section, the terms the “company,” “we,” “us,” and “our” refer to Vishay Intertechnology, Inc., but not to any of our subsidiaries, unless the context requires otherwise.

General

The Notes are our general unsecured obligations. Our payment obligations under the Notes are subordinated in right of payment to all of our existing and future senior indebtedness and are effectively subordinated to all existing and future liabilities of our subsidiaries. See “--Subordination of Notes.” The indenture under which the Notes are issued does not limit us or our subsidiaries from incurring additional indebtedness.

The Notes will mature on August 1, 2023, and have an aggregate principal amount of $500 million.

Holders of Notes have the option, subject to fulfillment of certain conditions and during the periods described below, to convert their Notes into shares of our common stock initially at a conversion price of $21.28 per share of common stock, subject to adjustments as described below. This is equivalent to a conversion rate of approximately 46.9925 shares of common stock per $1,000 principal amount of Notes. Upon conversion of a Note, holders will receive only shares of our common stock and a cash payment to account for fractional shares. In lieu of delivering common stock upon conversion of all or any portion of the Notes, we may elect to pay holders surrendering Notes for conversion cash or any combination of cash and common stock as described herein. In accordance with the resolution of our board of directors, if Notes are submitted for conversion, we intend to pay in cash an amount equal to the principal amount of the converted Notes and to issue shares of our common stock in respect of the conversion value in excess of the principal amount. See “Description of the Notes--Conversion Rights.”

The Notes accrue interest at a rate of 3-5/8% per annum from August 6, 2003, or from the most recent interest payment date to which interest has been paid or duly provided for, and any accrued and unpaid interest are payable semi-annually in arrears on February 1 and August 1 of each year. Interest is paid to the person in whose name a Note is registered at the close of business on the January 15 or July 15 (any of which we refer to as a “record date”) immediately preceding the relevant interest payment date. However, in the case of a Note redeemed by us at our option or repurchased upon the occurrence of a Fundamental Change, as described below, during the period from the applicable record date to, but excluding, the next succeeding interest payment date, accrued interest will be payable to the holder of the Note redeemed or repurchased, and we will not be required to pay interest on such interest payment date in respect of any such Note (or portion thereof). Interest is computed on the basis of a 360-day year comprised of twelve 30-day months and, in the case of an incomplete month, the actual number of days elapsed. Interest payments for the Notes include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding the related interest payment date or date of maturity, as the case may be.

We are not subject to any financial covenants under the indenture. In addition, we are not restricted under the indenture from paying dividends, incurring debt, securing our debt or issuing or repurchasing our securities.

Holders of Notes are not afforded protection in the event of a highly leveraged transaction, or a change of control of us under the indenture, except to the extent described below under the caption “--Fundamental Change Permits Holders to Require Us to Purchase Notes.”

Principal and interest on the Notes are payable in same-day funds by transfer to an account maintained by the payee at the office or agency maintained for such purpose. Until otherwise designated by us, the office or agency maintained for such purpose are the principal corporate trust office of the trustee.

If any interest payment date, maturity date, purchase date or Fundamental Change repurchase date falls on a day that is not a business day, the required payment of principal and interest is made on the next succeeding business day as if made on the date that the payment was due, and no interest accrues on that payment for the period from and after the interest payment date, maturity date, purchase date or Fundamental Change repurchase date, as the case may be, to the date of payment on the next succeeding business day. The term “business day” means, with respect to any Note, any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close.

The Notes have been issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company and registered in the name of a nominee of DTC. Beneficial interests in any of the Notes are shown on, and transfers of the Notes may be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except under limited circumstances. For so long as the Notes are held in book-entry form, references in this section to holders of the Notes, unless the context otherwise requires, refers to beneficial owners of interests in the global Notes acting through DTC and its participants in accordance with the practices and procedures of DTC and those participants. See “--Book Entry; Global Notes.”

Ranking

The Notes are junior in right of payment to all of our existing and future senior indebtedness. As of March 29, 2008, we had $109 million of indebtedness outstanding other than the Notes, $105 million of which were senior to the Notes. The Notes are also effectively subordinated in right of payment to all debt and other liabilities of our subsidiaries. As of March 29, 2008, our subsidiaries had approximately $1,089 million of liabilities outstanding which effectively rank senior to the Notes. The indenture does not limit the amount of additional indebtedness that we can create, incur, assume or guarantee, or limit the amount of assets that we can use to secure our other indebtedness, nor does the indenture limit the amount of indebtedness and other liabilities that any subsidiary can create, incur, assume or guarantee.

Conversion Rights

Subject to the conditions and during the periods described below, prior to the close of business on the maturity date of the Notes (subject to prior redemption or repayment), holders may convert all or some of their Notes into shares of our common stock initially at a conversion price of $21.28 per share of common stock. This is equivalent to a conversion rate of approximately 46.9925 shares of common stock per $1,000 principal amount of Notes. The conversion rate and the equivalent conversion price in effect at any given time are subject to adjustment as described below. A Note for which a holder has delivered a purchase notice or a notice requiring us to redeem such Note upon a Fundamental Change may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

Upon conversion, we may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, as described below.

Except as described below under “--Conversion Price Adjustments,” no adjustment will be made on conversion of any Notes for any interest accrued on the Notes or for dividends on any common stock issued. If Notes are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Notes must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted; provided, however, no such funds need be paid if (1) a payment default has occurred and is continuing or (2) we have specified a redemption date that is after a record date and prior to the next interest payment date. Holders will not receive any cash payments representing accrued interest upon conversion except with respect to Notes converted on an interest payment date. Delivery of shares of common stock into which a Note is convertible, together with any cash payment in lieu of any fractional shares, will satisfy our obligation to pay the principal amount of such Note and the accrued but unpaid cash interest through the conversion date. Thus, the accrued but unpaid interest through the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

We are not required to issue fractional shares of common stock upon conversion of Notes and, in lieu of such fractional shares, we will pay a cash adjustment based upon the average last reported sale price of the common stock during the five trading days immediately preceding the date of conversion.

In the event any holder exercises its right to require us to purchase any Notes on any purchase date, such holder’s conversion right with respect to such Notes will terminate on the close of business on the relevant purchase date, unless we default on the payment due upon purchase of such Notes or the holder elects to withdraw the submission of election to have such Notes purchased. In the event any holder exercises its right to require us to repurchase any Notes upon a Fundamental Change, such holder’s conversion right with respect to such Notes will terminate on the close of business on the Fundamental Change purchase date, unless we default on the payment due upon repurchase or the holder elects to withdraw the submission of election to repurchase. See “--Fundamental Change Permits Holders to Require Us to Purchase Notes.”

The right of conversion attaching to any Note may be exercised by the holder, if the conditions to conversion are met, by delivering the Note at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required. Such notice of conversion can be obtained from the trustee. Beneficial owners of interests in a global Note may exercise their right of conversion by delivering to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. The conversion date will be the date on which the Note, the duly signed and completed notice of conversion, and any funds that may be required as described above shall have been so delivered. The Note will be deemed to have been converted immediately prior to the close of business on the conversion date. A holder delivering a Note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of common stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than the holder of the Note. Certificates representing shares of common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

In lieu of delivering shares of common stock upon conversion of all or any portion of the Notes, we may elect to pay holders surrendering Notes for conversion an amount in cash for each $1,000 principal amount of Notes equal to the average of the last reported sale prices (as defined below) for the five consecutive trading days (i) immediately following the date of our notice of our election to deliver cash, as described below, if we have not given notice of redemption, or (ii) ending on the third trading day prior to the conversion date, in the case of a conversion following our notice of redemption specifying that we intend to deliver cash upon conversion, in either case multiplied by the conversion rate in effect on the conversion date.

We will inform holders through the trustee no later than two business days following the conversion date of our election to deliver shares of common stock or to pay cash in lieu of delivery of shares of common stock, unless we have already informed holders of our election in connection with our optional redemption of the Notes as described below under “--Optional Redemption.” If we elect to deliver all of such payment in shares of common stock, the shares of common stock will be delivered through the trustee no later than the fifth business day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of shares of common stock, will be made to holders surrendering Notes no later than the tenth business day following the conversion date. If an event of default, as described below under “--Events of Default” (other than a default in a cash payment upon conversion of the Notes) has occurred and is continuing or during any period when we are prohibited from making payments on the Notes pursuant to the subordination provisions of the Notes as described below under “--Subordination of Notes,” we may not pay cash upon conversion of any Notes (other than cash in lieu of fractional shares).

In accordance with the resolution of our board of directors, if Notes are submitted for conversion we intend to pay in cash an amount equal to the principal amount of the converted Notes and to issue shares of our common stock in respect of the conversion value in excess of the principal amount.

Conversion upon satisfaction of sale price condition

A holder may surrender any of its Notes for conversion into shares of our common stock in any calendar quarter if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than 130% of the conversion price per share of our common stock on such last trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Conversion based on trading price of the Notes

A holder also may surrender any of its Notes for conversion into shares of our common stock during the five-business-day period following any ten consecutive trading days in which the average of the trading prices for the Notes was less than 98% of the average of the last reported sale prices of our common stock during such period multiplied by the conversion rate.

The “trading price” of the Notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the trustee for $10,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot be obtained, but two such bids are obtained by the trustee, then the average of the two bids shall be used. If the trustee cannot reasonably obtain at least two bids for $10,000,000 principal amount of the Notes from a nationally recognized securities dealer on any date, or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Notes on such date, then the trading price of the Notes on such date will be deemed to be equal to 97.9% of (i) the conversion rate of the Notes on the date of determination multiplied by (ii) the last reported sale price of our common stock on such date.

The trustee will determine the trading price after being requested to do so by us. We will have no obligation to make that request unless a holder of Notes provides us with reasonable evidence that the trading price of the Notes may be less than 98% of the average last reported sale prices of our common stock multiplied by the applicable conversion rate for the applicable period. If a holder provides such evidence, we will instruct the trustee to determine the trading price of the Notes for the applicable period.

Conversion upon credit rating event

A holder may surrender its Notes for conversion into shares of our common stock any time during any period in which the respective ratings assigned to the Notes by either Moody’s Investor Services, Inc. or Standard & Poor’s Rating Group is reduced by two or more ratings levels from the rating initially assigned by such rating agency to the Notes (B2 and B+, respectively), if the credit rating assigned to the Notes is suspended or withdrawn by both such rating agencies or if the Notes are no longer rated by at least one of these rating agencies. On October 31, 2003, Moody’s downgraded its rating for the Notes by one level from the initially assigned rating of B2 to B3, and has maintained that rating as of the date of this Company Notice.

Conversion upon notice of redemption

If we call any or all of the Notes for redemption, holders may convert Notes into our common stock at any time prior to the close of business on the second business day prior to the redemption date, even if the Notes are not otherwise convertible at such time. Upon conversion after a redemption call, we may, at our option, in lieu of delivering shares of common stock to the holder, elect to pay an amount in cash as described herein. We will give notice of our election to pay cash in lieu of common stock in the notice of redemption.

Conversion upon specified corporate transactions

If we elect to:

  distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or
  distribute to all holders of our common stock assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution, we must notify the holders of the Notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date and our announcement that such distribution will not take place, even if the Notes are not otherwise convertible at such time. The ex-dividend date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

In addition, if we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other property, a holder may surrender Notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction, and, at the effective time of the transaction, the right to convert a Note into our common stock will be changed into a right to convert a Note into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its Notes immediately prior to the effective date of for such transaction. If the transaction also constitutes a Fundamental Change as defined below, a holder can require us to purchase all or a portion of its Notes as described under “--Fundamental Change Permits Holders to Require Us to Purchase Notes.”

Conversion price adjustments

The conversion price is subject to adjustment (under formulae set forth in the indenture) in certain circumstances, including:

(i)	the issuance of our common stock as a dividend or distribution on our common stock;
(ii)	certain subdivisions and combinations of our common stock;
(iii)	the issuance to all holders of our common stock of certain rights or warrants to purchase, for a period expiring within 60 days after the date of issuance, our common stock at a price per share less than the current market price (as defined in the indenture);
(iv)	the distribution to all holders of our common stock of shares of our capital stock (other than common stock), cash, evidences of our indebtedness or other assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above); and
(v)	the purchase of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

The fair market value of other consideration payable under clause (v) above will be calculated as of the expiration of the tender offer or exchange offer.

In the case of:

  any reclassification or change of our common stock; or
  consolidation, merger, share exchange or combination involving us or a sale, conveyance or other disposition to another corporation of our property and assets as an entirety or substantially as an entirety, in each case, as a result of which holders of our common stock will be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for our common stock, the holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities, other property or assets, which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, share exchange, combination, sale, conveyance or other disposition had such Notes been converted into common stock immediately prior to such reclassification, change, consolidation, merger, share exchange, combination, sale, conveyance or other disposition (assuming, in a case in which our stockholders may exercise rights of election, that a holder of Notes would not have exercised any rights of election as to the stock, other securities, other property or assets receivable in connection therewith and would have received per share the kind and amount received per share by a plurality of non-electing shares). Certain of the foregoing events may also constitute or result in a Fundamental Change requiring us to offer to repurchase the Notes. See “--Fundamental Change Permits Holders to Require us to Purchase Notes.” The adjustment will not be made for a consolidation, merger or share exchange or combination that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

Certain adjustments to, or failures to adjust, the conversion price of the Notes may cause holders of Notes or common stock to be treated for United States federal income tax purposes as having received a taxable distribution under the federal income tax laws. We may, at our option, make such reductions in the conversion price as our board of directors deems advisable to avoid or diminish any potential income tax liability to the holders of our common stock which may result from the absence of such adjustments.

In addition, we may from time to time (to the extent permitted by law) reduce the conversion price underlying the Notes by any amount for any period of at least 20 days, in which case we will give at least 15 days’ notice of such decrease, if our board of directors has made a determination that such decrease would be in our interests, which determination will be conclusive.

No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% of the conversion price then in effect; provided that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing.

Optional Redemption

No sinking fund is provided for the Notes. Prior to August 1, 2010, the Notes will not be redeemable. On or after August 1, 2010, we may redeem for cash all or a portion of the Notes at any time for a price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest to but excluding the redemption date. We will provide not less than 30 nor more than 60 days’ notice mailed to each registered holder of the Notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the Notes or portions of such Notes called for redemption.

Notes or portions of Notes called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date. Upon conversion after a redemption call, we may, at our option, in lieu of delivering shares of common stock to the holder, elect to pay an amount in cash for each $1,000 principal amount of Notes equal to the average last reported sale price per share of common stock for the five consecutive trading days ending on the third trading day prior to the conversion date multiplied by the then applicable conversion rate. We will give notice of our election to pay cash in lieu of shares of common stock upon a conversion in the notice of redemption.

If we decide to redeem fewer than all of the outstanding Notes, the trustee will select the Notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate.

If the trustee selects Notes for partial redemption and a holder converts a portion of its Notes, the converted portion will be deemed to be from the portion selected for redemption.

Purchase of Notes by Us at the Option of the Holders

Holders have the right to require us to purchase all or a portion of their Notes on August 1, 2008, August 1, 2010, August 1, 2013 and August 1, 2018 (each, a “purchase date”). We are required to purchase any outstanding Notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the third business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we are not obligated to purchase the related Notes.

The purchase price payable is equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date.

We may, at our option, elect to pay the purchase price in cash, shares of common stock or any combination of cash and common stock.

On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and all holders of the Notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a company notice together with a form of purchase notice. Our company notice will state, among other things:

  the purchase price and the then applicable conversion rate;
  the name and address of the paying agent and the conversion agent;
  that Notes as to which a purchase notice has been given may be converted only if the purchase notice is withdrawn in accordance with the indenture;
  the procedures that holders must follow to require us to purchase their Notes;
  a brief description of the conversion rights of the Notes;
  the procedures for withdrawing a purchase notice;
  whether we will pay the purchase price of Notes in cash, shares of common stock or any combination of cash and shares of common stock, specifying the percentages of each; and
  if we elect to pay in shares of common stock, that the number of shares of common stock to be issued will be equal to the purchase price divided by the market price of our common stock (as defined in this section below) and the method of calculating the market price.

In connection with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

The purchase notice given by each holder electing to require us to purchase Notes must be given so as to be received by the paying agent no later than the close of business on the third business day prior to the purchase date and must state:

  the relevant purchase date;
  if certificated Notes have been issued, the certificate numbers of the Notes to be purchased;
  the portion of the principal amount of Notes to be purchased, in integral multiples of $1,000;
  that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the indenture; and
  in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in shares of common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in shares of common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects:
(i)	to withdraw the purchase notice as to some or all of the Notes to which it relates; or
(ii)	to receive cash in such event in respect of the entire purchase price for all Notes or potions of Notes subject to such purchase notice.

If the holder fails to indicate its choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire purchase price for all Notes subject to the purchase notice in these circumstances.

If the Notes are not in certificated form, exercise of the purchase right must comply with appropriate DTC procedures.

Holders may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

  the principal amount of the withdrawn Notes;
  if certificated Notes have been issued, the certificate numbers of the withdrawn Notes; and
  the principal amount, if any, which remains subject to the purchase notice.

If the Notes are not in certificated form, a withdrawal must comply with appropriate DTC procedures.

If we elect to pay the purchase price, in whole or in part, in shares of common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the purchase price to be paid in shares divided by the market price of the common stock. The “market price” of the common stock means the average last reported sale prices of our common stock for the five-day trading period ending on the third trading day prior to the applicable purchase date.

Because the market price of the common stock is determined prior to the applicable purchase date, holders of Notes bear the market risk with respect to the value of the shares of common stock to be received from the date such market price is determined to such purchase date.

Our right to purchase Notes, in whole or in part, with common stock is subject to various conditions, including:

  our providing timely written notice, as described above, of our election to purchase all or part of the Notes with common stock;
  our common stock then being listed on a national securities exchange;
  information necessary to calculate the market price of our common stock then being published in a daily newspaper of national circulation;
  our registration of the common stock under the Securities Act and the Exchange Act, if required; and
  our obtaining any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

If these conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the Notes entirely in cash. Except in this circumstance, we may not change the form or components or percentages of components of consideration to be paid for the Notes once we have given the notice that we are required to give to holders regarding purchase of the Notes.

In June 2007, our board of directors adopted a resolution pursuant to which we intend to waive our right to settle the principal amount of the Notes in common stock. In accordance with the resolution of the board, if the Notes are tendered for repurchase, Vishay will pay the purchase price in cash.

In connection with any purchase offer, we will:

  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and
  file a Schedule TO, if required, or any other required schedule under the Exchange Act.

Holders must either effect book-entry transfer or deliver the Notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. Holders will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the Notes. If the paying agent holds cash sufficient to pay the purchase price of the Notes on the business day following the purchase date, then:

  the purchased Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the paying agent); and
  all other rights of the holders of the purchased Notes will terminate (other than the right to receive the purchase price upon delivery or transfer of the Notes).

We may not purchase any Notes at the option of holders (other than through the issuance of shares of common stock and cash in lieu of fractional shares) if there has occurred and is continuing an event of default with respect to the Notes other than a default in the payment of the purchase price with respect to such Notes.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a Fundamental Change (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to purchase any or all of their Notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. We will pay the following purchase prices expressed as a percentage of the principal amount of such Notes plus accrued and unpaid interest to but excluding the Fundamental Change purchase date:

Period Purchase	Price
Beginning on August 6, 2003 and ending on July 31, 2008	105.0%
August 1, 2008 and thereafter	100.0%

Instead of paying the purchase price in cash, we may elect to pay the purchase price in shares of our common stock, cash or a combination of common stock and cash, at our option. If we elect to pay all or a portion of the purchase price in shares of common stock, the shares of the common stock will be valued at 98% of the market price (as defined above under “--Purchase of Notes by Us at the Option of the Holders”) of our common stock. However, we may not pay the purchase price in shares of common stock or a combination of shares of common stock and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture including those described below. As noted, our board of directors has made a determination that it is the Company’s intention in all instances to pay the principal amount of the Notes in cash.

A “Fundamental Change” will be deemed to have occurred at the time after the Notes are originally issued that any of the following occurs:

(i)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries, our or their employee benefit plans or permitted holders (as defined below), files a Schedule 13D or Schedule TO (or any successor to those schedules) disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of 50% or more of the voting power of our common stock and Class B common stock or other capital stock into which our common stock or Class B common stock is reclassified or changed;
(ii)	permitted holders file a Schedule 13D or Schedule TO (or any successors to those schedules) stating that they have become beneficial owners of our voting stock representing more than 80%, in the aggregate, of the voting power of our common stock and Class B common stock or other capital stock into which our common stock or Class B common stock is reclassified or changed, with certain exceptions;
(iii)	consummation of any share exchange, consolidation or merger of our company pursuant to which our common stock and Class B common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided that a transaction where the holders of such capital stock immediately prior to such transaction own, directly or indirectly, more than 50% of aggregate voting power of all classes of capital stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event will not be a Fundamental Change;
(iv)	continuing directors (as defined below) cease to constitute at least a majority of our board of directors;
(v)	our stockholders approve any plan or proposal for the liquidation or dissolution of the company; or
(vi)	our common stock ceases to be listed on a national securities exchange or an established automated over-the-counter trading market in the United States.

A Fundamental Change will not be deemed to have occurred, however, if either:

(i)	the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the Fundamental Change or the announcement thereof, equals or exceeds 105% of the conversion price of the Notes in effect immediately before the later of Fundamental Change or the public announcement thereof; or
(ii)	at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the Fundamental Change consists of shares of common stock traded on a national securities exchange or which will be so traded when issued or exchanged in connection with a Fundamental Change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the Notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

“Permitted holders” means each of Dr. Felix Zandman or his wife, children or lineal descendants, the Estate of Mrs. Luella B. Slaner or her children or lineal descendants, any trust established for the benefit of such persons, or any “person” (as such term is used in Section 13(d) or 14(d) of the Exchange Act), directly or indirectly, controlling, controlled by or under common control with any such person mentioned in this paragraph or any trust established for the benefit of such persons or any charitable trust or non-profit entity established by a permitted holder, or any group in which such permitted holders hold more than a majority of the voting power of our common stock and Class B common stock deemed to be beneficially owned by such group.

“Continuing director” means a director who either was a member of our board of directors on July 31, 2003 or who becomes a director of the company subsequent to that date and whose election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.

On or before the 20th day after the occurrence of a Fundamental Change, we will provide to all holders of the Notes and the trustee and paying agent a notice of the occurrence of the Fundamental Change together with a form of purchase notice to be used by the holders exercising the purchase right. Our Fundamental Change notice will state, among other things:

  the events causing a Fundamental Change;
  the date of the Fundamental Change;
  whether we will pay the Fundamental Change purchase price in cash, common stock or a combination thereof, specifying the percentages of each;
  the Fundamental Change purchase price;
  the termination date for the exercise of the purchase right;
  the Fundamental Change purchase date;
  the name and address of the paying agent and conversion agent;
  the conversion price and any adjustments to the conversion price;
  that the Notes with respect to which a Fundamental Change purchase notice has been given by the holder may be converted only if the holder withdraws the Fundamental Change purchase notice in accordance with the terms of the indenture;
  the procedures that holders must follow to require us to purchase their Notes; and
  if we elect to pay in common stock, that the number of shares of common stock to be issued will be equal to the purchase price divided by 98% of the market price of our common stock (as defined above) and the method of calculating the market price.

In connection with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, holders must deliver the Notes to be purchased to the paying agent. If the Notes are in certificated form, they must be duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the Notes duly completed. This delivery must be made on or before a date specified as the termination date for exercise of the purchase right that is not later than 35 business days from the date we mail the Fundamental Change Notice, subject to extension to comply with applicable law. The purchase notice must state:

  if the Notes are certificated, the certificate numbers of the Notes to be delivered for purchase;
  the portion of the principal amount of Notes to be purchased, which must be $1,000 or an integral multiple thereof;
  that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the indenture; and
  in the event we elect, pursuant to the notice that we are required to give, to pay the Fundamental Change purchase price in common stock, in whole or in part, but the Fundamental Change purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the Fundamental Change purchase price or portion of the Fundamental Change purchase price in common stock is not satisfied prior to the close of business on the Fundamental Change purchase date, as described below, whether the holder elects:
(1)	to withdraw the purchase notice as to some or all of the Notes to which it relates; or
(2)	to receive cash in respect of the entire Fundamental Change purchase price for some or all of the Notes subject to the purchase notice.

If a holder fails to indicate its choice with respect to the election described in the final bullet point above, it will be deemed to have elected to receive cash in respect of the entire Fundamental Change purchase price for all Notes subject to the purchase notice in these circumstances.

If, as is the case, the Notes are not in certificated form, exercise of the purchase right must comply with appropriate DTC procedures.

A holder may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the Fundamental Change purchase date. The notice of withdrawal must state:

  the principal amount of the withdrawn Notes;
  if certificated Notes have been issued, the certificate numbers of the withdrawn Notes; and
  the principal amount, if any, which remains subject to the purchase notice.

If the Notes are not in certificated form, a withdrawal must comply with appropriate DTC procedures.

Holders that have exercised the purchase right will receive payment of the Fundamental Change purchase price on a purchase date promptly following the termination date for the exercise of the right. Holders must either effect book-entry transfer or deliver the Notes, together with necessary endorsements to receive payment of the purchase price. If the paying agent holds money sufficient to pay the Fundamental Change purchase price of the Notes on the purchase date, then:

  the purchased Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the paying agent); and
  all other rights of the holders of the purchased Notes will terminate (other than the right to receive the Fundamental Change purchase price and previously accrued and unpaid interest upon delivery or transfer of the Notes).

In connection with any purchase rights resulting from a Fundamental Change, we will comply with all applicable provisions of the tender offer rules under the Exchange Act, as described above.

If we elect to pay the Fundamental Change purchase price, in whole or in part, in shares of our common stock, we will pay cash for all fractional shares.

Because the market price of the common stock is determined prior to the applicable Fundamental Change purchase date, holders will bear the market risk with respect to the value of the common stock to be received from the date the market price is determined to the Fundamental Change purchase dated.

Upon determination of the actual number of shares of our common stock to be paid upon redemption of the Notes, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

Our right to purchase Notes, in whole or in part, with common stock is subject to various conditions, including:

  our providing timely written notice, as described above, of our election to purchase all or part of the Notes with common stock;
  our common stock then being listed on a national securities exchange;
  information necessary to calculate the market price of our common stock then being listed is published in a daily newspaper of national circulation;
  our registration of the common stock under the Securities Act and the Exchange Act, if required; and
  our obtaining any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

If those conditions are not satisfied with respect to a holder prior to the close of business on the Fundamental Change purchase date, we will pay the Fundamental Change purchase price of the Notes entirely in cash. Except in this circumstance, we may not change the form or components or percentages of components of consideration to be paid for the Notes once we have given the notice that we are required to give to holders of Notes. As noted, our board of directors has made a determination that it is the Company’s intention in all instances to pay the principal amount of the Notes in cash.

The definition of Fundamental Change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require us to purchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

No Notes may be purchased at the option of holders (other than through the issuance of shares of common stock and cash in lieu of fractional shares) upon a Fundamental Change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the Fundamental Change purchase price of the Notes.

If a Fundamental Change were to occur, we may not have enough funds to pay the Fundamental Change purchase price in cash. If we fail to purchase the Notes when required following a Fundamental Change, we will be in default under the indenture. Under our credit facility as currently in effect, the occurrence of a Fundamental Change would be an event of default and allow the lenders to accelerate the debt under that facility. This could result in an event of default under the Notes. See “--Events of Default and Remedies.”

Merger and Consolidation

The indenture provides that we may not consolidate or merge with or into, or transfer, lease or convey all or substantially all of our properties or assets to another corporation, person or entity unless, among other items:

  either we are the continuing corporation, or any successor or purchaser is a corporation, partnership or trust organized under the laws of the United States, any state thereof or the District of Columbia and the successor or purchaser expressly assumes our obligations on the Notes under a supplemental indenture in a form reasonably satisfactory to the trustee;
  in all cases, immediately after giving effect to the transaction, no default or event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and
  we have delivered to the trustee an officers’ certificate and an opinion of counsel stating compliance with these provisions.

Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor person formed by such consolidation or share exchange or into which we are merged or to which such sale, assignment, conveyance, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise our right and power, under the indenture with the same effect as if such successor had been named as the issuer in the indenture, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the indenture and the Notes.

Events of Default and Remedies

An event of default is defined in the indenture as being:

(i)	a default in payment of the principal of the Notes when due at maturity, upon redemption, repurchase or otherwise;
(ii)	a default for 30 days in payment of any installment of interest with respect to the Notes;
(iii)	a default for 10 days in our obligation to satisfy our conversion obligation upon exercise of a holder’s conversion right;
(iv)	a failure to comply with or observe in any material respect any other covenant or agreement in respect of the Notes contained in the indenture or the Notes for 60 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the Notes then outstanding;
(v)	a default under any credit agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our material subsidiaries, which default:
  is caused by a failure to pay when due any principal on such indebtedness at the final stated maturity date of such indebtedness, which failure continues beyond any applicable grace period, or results in the acceleration of such indebtedness prior to its express maturity, without such acceleration being rescinded or annulled,

and, in each case, the principal amount of such indebtedness, together with the principal amount of any other such indebtedness under which there is a payment default at the final stated maturity thereof or the maturity of which has been so accelerated, aggregates to $25 million or more and such payment default is not cured or such acceleration is not annulled within 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

(vi)	certain events of bankruptcy, insolvency or reorganization affecting us or our material subsidiaries.

A “material subsidiary” means a subsidiary of ours, including such subsidiary’s subsidiaries, which meets any of the following conditions:

  our and our subsidiaries’ investments in and advances to such subsidiary exceed 5% of our total assets and the total assets of our subsidiaries consolidated as of the end of the most recently completed fiscal year; or
  our and our subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such subsidiary exceeds 5% of our total assets and the total assets of our subsidiaries consolidated as of the end of the most recently completed fiscal year; or
  our and our subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of such subsidiary exceeds 5% of our income and the income of our subsidiaries before such items consolidated as of the end of the most recently completed fiscal year.

If an event of default (other than an event of default specified in clause (vi) above) occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by written notice to us and the trustee, may declare the unpaid principal of, and accrued and unpaid interest on, all the Notes then outstanding to be due and payable. Upon such declaration, such principal amount and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the indenture or the Notes to the contrary. If any event of default specified in clause (vi) above occurs, all unpaid principal of and accrued and unpaid interest on the Notes then outstanding will automatically become due and payable without any declaration or other act on the part of the trustee or any holder of Notes.

Holders of the Notes may not enforce the indenture or the Notes except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee a security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the Notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. If a default or event of default occurs and is continuing and is known to the trustee, the indenture requires the trustee to mail a notice of default or event of default to each holder within 90 days of the occurrence of such default or event of default. However, the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in the payment of principal, interest or redemption price, purchase price or Fundamental Change purchase price, if applicable, on the Notes) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the trustee may rescind any acceleration of the Notes and its consequences if all existing events of default (other than the nonpayment of principal of and interest, on the Notes that have become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission will affect any subsequent default or event of default or impair any right consequent thereto.

Holders of Notes may pursue any remedy under the indenture only if:

  the holders give the trustee written notice of a continuing event of default on the Notes;
  the holders of at least 25% in aggregate principal amount of the Notes then outstanding make a written request to the trustee to pursue the remedy;
  the holders offer to the trustee indemnity reasonably satisfactory to the trustee;
  the trustee fails to act for a period of 60 days after the receipt of notice and offer of indemnity; and
  during that 60-day period, the holders of a majority in principal amount of the Notes then outstanding do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of Notes to sue for enforcement of the payment of the principal, interest, or redemption price, purchase price or Fundamental Change purchase price, if applicable, of or on the holder’s Note on or after the respective due dates expressed in its Note or the holder’s right to convert its Note in accordance with the indenture.

The holders of no less than a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the holders of all the Notes, waive any past default or event of default under the indenture and its consequences, except default in the payment of principal or interest on the Notes (other than the nonpayment of principal or interest on the Notes that have become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of all holders of Notes then outstanding.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture, and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

  reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;
  reduce the principal of or change the fixed maturity of any Note or, other than as set forth in the paragraph below, alter the provisions with respect to the redemption or repurchase of the Notes;
  reduce the rate or amount of or change the time for payment of interest (including defaulted interest), redemption price, purchase price or Fundamental Change purchase price, if applicable, of or on any Notes;
  waive a default or event of default in the payment of principal of, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration);
  make any Note payable in money other than that stated in the indenture and the Notes;
  make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of Notes to receive payments of principal, interest, redemption price, purchase price or Fundamental Change purchase price, if applicable, of or on the Notes;
  waive a Fundamental Change payment with respect to any Note;
  increase the conversion price or, except as permitted by the indenture, modify the provisions of the indenture relating to conversion of the Notes in a manner adverse to the holders; or
  impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the Notes under the indenture or the foregoing provisions or this paragraph.

Notwithstanding the foregoing, without the consent of any holder of Notes, we and the trustee may amend or supplement the indenture or the Notes to:

  cure any ambiguity, defect or inconsistency or make any other changes in the provisions of the indenture which we and the trustee may deem necessary or desirable, provided such amendment does not materially and adversely affect rights of the holders of the Notes under the indenture;
  provide for the assumption of our obligations to holders of Notes in the circumstances required under the indenture as described under “--Merger and Consolidation;”
  provide for conversion rights of holders of Notes in certain events such as our consolidation or merger or the sale of all or substantially all of our assets;
  make appropriate modifications to the provisions of the indenture regarding the purchase of Notes upon the occurrence of a Fundamental Change, in the event of our consolidation or merger or the sale of all or substantially all our assets;
  reduce the conversion price;
  evidence and provide for the acceptance of the appointment under the indenture of a successor trustee;
  make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the indenture of any such holder;
  comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939; or
  modify the restrictions on, and procedures for, resale and other transfers of the Notes or shares of common stock issuable upon conversion of the Notes pursuant to law, regulation or practice relating to the resale or transfer of restricted securities generally.

Subordination of Notes

Payment on the Notes will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our existing and future senior indebtedness.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, or interest, on the Notes will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the Notes because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness obligations before the holders of the Notes are entitled to receive any payment or distribution.

We may not make any payment on the Notes if:

  a default in the payment of senior indebtedness (referred to as a “payment default”) occurs and is continuing beyond any applicable period of grace; or
  a default other than a payment default on any senior indebtedness (referred to as a “non-payment default”) occurs and is continuing that permits holders of senior indebtedness to accelerate its maturity, or in the case of a lease, a default occurs and is continuing that permits the lessor to either terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease, and the trustee receives a notice of such default (referred to as a “payment blockage notice”) from us or any other person permitted to give such notice under the instrument evidencing or document governing such senior indebtedness.

We may resume payments and distributions on the Notes:

  in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and
  in case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received, if the maturity of the senior indebtedness has not been accelerated, or in the case of any lease, 179 days after the notice is received if we have not received notice that the lessor under such lease has exercised its right to terminate the lease or require us to make an irrevocable offer to terminate the lease following the event of default under the lease.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless nine months have elapsed since the initial effectiveness of the immediately prior payment blockage notice. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice.

If the trustee or any holder of the Notes receives any payment or distribution of our assets in contravention of the subordination provisions on the Notes before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

Because of the subordination provisions discussed above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more ratably, and holders of the Notes may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture.

The term “senior indebtedness” means, the principal, premium (if any) and unpaid interest on all of our present and future:

(i)	indebtedness for borrowed money;
(ii)	obligations evidenced by securities, bonds, debentures, Notes or similar instruments;
(iii)	obligations under (a) interest rate swaps, caps, collars, options, and similar arrangements, (b) any foreign exchange contract, currency swap contract, futures contract, currency option contract, or other foreign currency hedge or any other hedging agreements and (c) credit swaps, caps, floors, collars, and similar arrangements;
(iv)	indebtedness incurred, assumed or guaranteed by us in connection with the acquisition by us or any of our subsidiaries of any business, properties or assets;
(v)	our capital, operating or other lease obligations or liabilities;
(vi)	reimbursement obligations in respect of letters of credit, banker’s acceptances, security purchase facilities or similar credit transactions relating to indebtedness or other obligations that qualify as indebtedness or obligations of the kind referred to in clauses (i) through (v) above;
(vii)	pension plan obligations; and
(viii)	obligations under direct or indirect guarantees or on which we are liable as obligor, surety or otherwise in respect of, and obligations to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above;

in each case unless in the instrument creating or evidencing the indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is subordinate to or ranks pari passu in right of payment to the Notes.

As of March 29, 2008, we had $109 million of indebtedness outstanding other than the Notes, $105 million of which were senior to the Notes. The Notes are also effectively subordinated in right of payment to all debt and other liabilities, including trade payables and other accrued liabilities, of all of our subsidiaries. Any right of ours to participate in any distribution of the assets of any of our subsidiaries upon liquidation, reorganization or insolvency of such subsidiary (and the consequent right of the holders of the Notes to participate in those assets) will be subject to the claims of the creditors (including trade creditors) of such subsidiary, except to the extent that our claims as a creditor of such subsidiary may be recognized in which case our claims would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to the indebtedness held by us. As of March 29, 2008, our subsidiaries had approximately $1,089 million of liabilities outstanding which would effectively rank senior to the Notes.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the Notes. The trustee’s claims for these payments will generally be senior to those of the holders of the Notes in respect of all funds collected or held by the trustee.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding Notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after all of the Notes have become due and payable, whether at stated maturity or any redemption date, or any purchase date, or a Fundamental Change purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture. Any Notes repurchased by us on the August 1, 2008 repurchase date will be cancelled by the trustee, pursuant to the terms of the Indenture.

Governing Law

The indenture provides that the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Form, Exchange, Registration and Transfer

The Notes have been issued in fully registered form, without interest coupons, in denominations of $1,000 principal amount and integral multiples thereof. We will not charge a service fee for any registration of transfer or exchange of the Notes. We may, however, require the payment of any tax or other governmental charge payable for that registration.

If the Notes become certificated, the Notes will be exchangeable for other Notes, for the same total principal amount and for the same terms but in different authorized denominations, in accordance with the indenture. Also, holders may present certificated Notes for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will affect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

We have appointed the trustee as security registrar for the Notes. We may at any time rescind that designation or approve a change in the location through which any such security registrar acts. We are required to maintain an office or agency for transfer and exchanges in each place of payment. We may at any time designate additional registrars for the Notes.

The registered holder of a Note will be treated as the owner of it for all purposes.

Book-Entry; Global Notes

Except as provided below, the Notes are and will be evidenced by one or more global Notes.

We have deposited the global Note or Notes with DTC and registered the Notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Holders may hold their interests in a Note directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC (referred to as “participants”). Transfers between participants are and will be effected in the ordinary way in accordance with DTC rules and are and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the Note to such persons may be limited.

Holders who are not participants may beneficially own interests in a Note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (referred to as “indirect participants”).

So long as Cede & Co., as the nominee of DTC, is the registered owner of a Note, Cede & Co. for all purposes is and will be considered the sole holder of such Note. Except as provided below, owners of beneficial interests in a Note are:

  not entitled to have certificates registered in their names;
  not entitled to receive physical delivery of certificates in definitive registered form; and
  not considered holders of the Note.

We pay and will pay interest on and principal, redemption price, purchase price or Fundamental Change purchase price of a Note to Cede & Co., as the registered owner of the Note, by wire transfer of immediately available funds on each interest payment date or at maturity or on any redemption date, purchase date or Fundamental Change purchase date, as the case may be. Neither we, the trustee, nor any paying agent is or will be responsible or liable:

  for the records relating to, or payments made on account of, beneficial ownership interests in a Note; or
  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Neither we, the trustee, registrar, paying agent, nor the conversion agent has or will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Notes, including the presentation of Notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the Note are credited, and only in respect of the principal amount of the Notes represented by the Note as to which the participant or participants has or have given such direction.

INTERESTS OF CERTAIN EXECUTIVE OFFICERS AND DIRECTORS

Based on reasonable inquiry by Vishay, as of the date of the Company Notice:

  none of Vishay or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;
  Vishay will not purchase any Notes from such persons; and
  during the 60 days preceding the date of this company notice, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

Each of Vishay and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the option of the holders described herein until at least the tenth business day after the purchase date of August 1, 2008. Following such time, if any Notes remain outstanding, Vishay and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the August 1, 2008 purchase price. Any decision to purchase Notes after the expiration of the offer, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the option, the market price of the common stock, the business and financial position of Vishay and general economic and market conditions.

Vishay has not employed any persons to make solicitations or recommendations in connection with the option. In addition, although the board of directors of Vishay has approved the terms of the option included in the indenture, the board of directors has not made any recommendation as to whether you should exercise the option and surrender your Notes for purchase.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain material U.S. federal income tax consequences to holders of Notes upon our purchase of Notes pursuant to the exercise of the option. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change at any time, possibly with retroactive effect. This discussion deals only with the tax consequences to persons who hold Notes as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended, or the Code (generally, for investment), and does not purport to deal with the tax consequences to persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, tax exempt investors, dealers in securities or currencies, U.S. expatriates, persons subject to the alternative minimum tax, persons holding Notes as a hedge against currency risk or as a position in a straddle, hedge, conversion, constructive sale or another integrated transaction for tax purposes or U.S. Holders, as defined below, whose functional currency is not the U.S. dollar. Furthermore, this discussion does not address the consequences under any state, local or foreign tax laws.

We recommend that Holders of Notes consult their own tax advisors concerning the consequences under the U.S. federal tax laws and the laws of any relevant state, local or foreign taxing jurisdiction of our purchase of their Notes pursuant to their exercise of the option, in their particular circumstances.

As used in this section, the term “U.S. Holder” means a beneficial owner of Notes that is, for U.S. federal income tax purposes:

  an individual who is a citizen or resident of the United States, a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, an estate whose income is subject to U.S. federal income tax regardless of its source, or a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used in this section, the term “non-U.S. Holder” means a beneficial owner of Notes that is not a U.S. Holder, or that is a partnership or other entity taxable as a partnership for U.S. federal income tax purposes.

If a partnership (or other entity treated as such for U.S. federal income tax purposes) is a beneficial owner of Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner of Notes that is a partnership for U.S. federal income tax purposes, and the partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences to them.

U.S. Holders

A U.S. Holder generally will recognize gain or loss upon our purchase of the U.S. Holder’s Notes pursuant to the exercise of the option. The U.S. Holder’s gain or loss will equal the difference between the cash received by the U.S. Holder in exchange for the Notes surrendered and the U.S. Holder’s adjusted tax basis in the Notes surrendered (other than cash attributable to accrued interest, which will be treated as such). Except to the extent attributable to market discount on the Notes surrendered that was not previously included in income the gain or loss recognized by a U.S. Holder on a disposition of the Notes will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Subject to the discussion below concerning backup withholding, a non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax with respect to gain realized on our purchase of such Holder’s Notes pursuant to the option (other than cash attributable to accrued interest, which will be treated as such) unless (i) the gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States and, if required by a tax treaty, is attributable to a permanent establishment maintained in the United States, in which case the gain will be taxable in the same manner as if received by a U.S. Holder (subject to any modification provided under an applicable income tax treaty), (ii) the non-U.S. Holder is an individual and is present in the United States for 183 or more days in the taxable year and certain other requirements are met or (iii) we are a “United States real property holding corporation” at any time within the shorter of the five-year period preceding such disposition or such Holder’s holding period. If we are or were a United States real property holding corporation, a non-U.S. Holder might be subject to U.S. federal income and, in certain circumstances, withholding tax with respect to gain recognized on the disposition of Notes. We do not believe that we are or have been a United States real property holding corporation.

Backup Withholding Tax and Information Reporting

We will comply with applicable information reporting requirements with respect to payments made upon our purchase of Notes. In addition, such payments made to a U.S. Holder may be subject to United States federal backup withholding tax at the rate of 28% if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. A Non-U.S. Holder may be subject to United States backup withholding on such payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person. Any amounts so withheld will be allowed as a credit against a holder’s United States federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the Internal Revenue Service.

ADDITIONAL INFORMATION

We file annual, quarterly, and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file with the SEC at www.sec.gov.

In addition, our company website can be found on the Internet at www.vishay.com. The website contains information about us and our operations. Copies of each of our filings with the SEC on Form 10-K, Form 10-Q, and Form 8-K, and all amendments to those reports, can be viewed and downloaded free of charge as soon as reasonably practicable after the reports and amendments are electronically filed with or furnished to the SEC. To view the reports, access ir.vishay.com and click on “SEC Filings”.

We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the option of holders to require us to repurchase the Notes on August 1, 2008.

The documents listed below (as such documents may be amended from time to time) contain important information about Vishay and its financial condition:

  Our Annual Report on Form 10-K for the year ended December 31, 2007;
  Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2008;
  Our Current Report on Form 8-K dated June 23, 2008, filed on June 25, 2008;
  All other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;
  All documents filed with the SEC by Vishay pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and prior to 5:00 p.m., New York City time, on the Purchase Date; and
  The description of Vishay common stock set forth in our Registration Statement on Form S-3, as amended (file no. 333-102507), filed on March 1, 2004.

You may obtain copies of this information on our or the SEC’s Internet website or by visiting the SEC’s Public Reference Room, each as described above. In addition, upon oral or written request to us at Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, Pennsylvania 19355, Attention: Investor Relations Department, we will send to any Note holder a copy of all such information listed above free of charge within one business day of receipt of such request. We will be able to fulfill such request only if you include in such request your name, address (including title or department) and telephone numbers to which such a request is to be directed.

Notwithstanding the foregoing, the Schedule TO to which this company notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this company notice, we will amend the Schedule TO accordingly.